PURCHASE AND PUT AGREEMENT

THIS PURCHASE AND PUT AGREEMENT (this “Agreement”) is entered into on November 15, 2017 (“Effective Date”) by and between Point Financial, Inc., an Arizona corporation (“Lessor”), and MagneGas Corporation, a Delaware corporation (“Lessee”).

RECITALS

WHEREAS, Lessee and Lessor have entered into that certain Equipment Lease Agreement dated as of November 15, 2017, together with Equipment Schedule No. 1 attached thereto, also dated as of November 15, 2017 or to be attached thereto at a mutually agreeable future date (the “Schedule”). The Equipment Lease Agreement, together with the Schedule, are collectively referred to herein as the “Master Lease”. Terms used herein with initial capital letters, to the extent not otherwise defined herein, shall have the meanings given such terms in the Master Lease; and

WHEREAS, based upon the nature of the Equipment being leased pursuant to the Master Lease, Lessor and Lessee intend that Lessee shall acquire such Equipment for an agreed upon price upon expiration of the term of each such Schedule unless both Lessor and Lessee have mutually agreed that Lessee shall not acquire such Equipment. Lessor and Lessee have agreed that Lessee shall have the right to purchase from Lessor and Lessor shall have the right to put to Lessee the Equipment subject to the applicable Schedule, and in order to evidence these rights and certain additional covenants, the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good, fair and valuable considerations and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Lessor and Lessee hereby agree as follows, intending to be legally bound:

Section 1. Incorporation of Recitals

All matters set forth in the Recitals to this Agreement are true and correct, and such Recitals are incorporated as substantive provisions of this Agreement by this reference.

Section 2. Purchase Option

Lessee will have the option to purchase all, but not less than all, of the equipment in the applicable Schedule from Lessor at the Exercise Price (as defined below), by providing written notice to Lessor no less than fifteen (15) days prior to the expiration of the term set forth in the applicable Schedule (the “Purchase Option”). The payment under either the Purchase Option or the Put Option (as defined below) will occur within fifteen (15) days from Lessor’s receipt of written notice from the Lessee and will be in the form of immediately available funds.

Section 3. Put Option.

Following the expiration of the Purchase Option (the “Expiration Date”), Lessee hereby irrevocably undertakes and agrees, upon receipt of a written Put Option Exercise Notice (as defined below) from Lessor exercising this “Put Option,” to pay to Lessor the Exercise Price, (as defined below), as the purchase price for the Equipment in the applicable Schedule. The right of Lessor to demand such payment or payments from Lessee hereunder shall be referred to as the “Put Option,” shall be binding upon Lessee, and shall be exercisable by Lessor at any time commencing on the Expiration Date and continuing for a period of sixty (60) days thereafter. In the event Lessor fails to exercise the Put Option on or before the close of business on said sixtieth day, such Put Option shall terminate and expire.

Section 4. Exercise Price

The “Exercise Price” shall be an amount equal to fifteen percent (15%) of the original equipment cost with respect to the Equipment described on the applicable Schedule, in each case less the amount of any Security Deposit related to the applicable Schedule then being held by Lessor (which Security Deposit Lessor shall apply to the Exercise Price at the closing described below). Following payment by Lessee of the Exercise Price, Lessor shall convey title to all Equipment described in the applicable Schedule as to which Lessee has paid the Exercise Price.

Section 5. Severability of Put Option

The Purchase Option and Put Option may be exercised by Lessee or Lessor (as the case may be) with respect either to the obligations under this Schedule, or with respect to any of such other Schedules that may be subject to the Purchase Option and Put Option concurrently, to the extent that the Purchase Option or Put Option is in effect as to more than one Schedule at the same time. The exercise by a party of its Purchase Option or Put Option with respect to any Schedule individually shall have no effect on such party’s continuing right to exercise the Purchase Option or the Put Option with respect to any other Schedule unless and until such Purchase Option or Put Option has expired in accordance with the terms of this Agreement.

Section 6. Exercise of the Put Option

In the event Lessor elects to exercise the Put Option, Lessor shall deliver written notice of such election to Lessee, at the address provided for notices herein (the “Put Option Exercise Notice”), which notice shall (i) state that Lessor has elected to exercise its Put Option as to a designated Schedule or Schedules, and (ii) set forth the Put Option Exercise Price applicable to each Schedule as to which Lessor has exercised its Put Option, and containing sufficient detail to permit Lessee to confirm such calculation. Upon receipt of a Put Option Exercise Notice, Lessor and Lessee shall reasonably cooperate to establish a mutually convenient time (within the fifteen (15) day period required by Section 2 hereof or as such period may be extended with the consent of Lessor, which consent Lessor may withhold in its sole discretion) and place at which the closing of the performance by Lessee of its obligations in connection therewith shall occur.

Section 7. Notices

Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, by facsimile transmission, courier delivery service or by mail, and shall become effective (a) on delivery if given in person, (b) on the date of delivery if sent by facsimile or by courier delivery service, or (c) four business days after being deposited in the mail, with proper postage for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

(i)	If to Lessor:

Point Financial, Inc.

3318 East Kachina Drive

Phoenix, Arizona 85044

Attn: President

(ii)	If to Lessee:

MagneGas, Inc.

Attn: Chief Financial Officer

11885 44th Street North

Clearwater, Florida 33762

Section 8. Governing Law, Counterparts. This Agreement shall be construed in accordance with the laws of the State of Arizona. It may be executed in several counterparts, each one of which shall constitute an original and all collectively shall constitute but one instrument.

Section 9. Amendment, Modification or Waiver. This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties.

Section 10. Assignments of Interests. This Agreement shall be binding upon any permitted (in accordance with the Master Lease) successors and assigns of Lessee, and shall inure to the benefit of Lessor and its successors and assigns. Nothing contained in this Agreement shall modify or amend the provisions concerning assignability as set forth in the Master Lease.

IN WITNESS WHEREOF, the parties have duly executed this Purchase and Put Agreement as of the date first above written.

Point Financial, Inc.
an Arizona Corporation

By
Name:	Michael O’Malley
Title:	President

MagneGas Corporation
a Delaware corporation

By
Name:	Ermanno Santilli
Title:	Chief Executive Officer